Reinsurance Agreement I453238US-13

This Automatic Self Administered lnforce Block YRT Reinsurance Agreement

Effective April 1, 2013

(hereinafter referred to as the "Agreement")

is made between

Kansas City Life Insurance Company
a Missouri insurance company
(hereinafter referred to as the "Company")

and

Swiss Re Life & Health America Inc.
a Connecticut insurance company
(hereinafter referred to as the "Reinsurer")

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Table of Contents

Article 1
1.1	General
1.2	Scope of Coverage

Article 2
2.1	Inforce Block Reinsurance

Article 3
3.1	Liability
3.2	Commencement and Termination of Reinsurance Liability

Article 4
4.1	Initial Cash Transfer
4.2	Premium Accounting
4.3	Currency
4.4	Non-Payment of Premiums

Article 5
5.1	Right of Offset

Article 6
6.1	Conversions
6.2	Policy Changes
6.3	Reductions
6.4	Lapses
6.5	Reinstatements

Article 7
7.1	Retention Limit Change
7.2	Recapture

Article 8
8.1	Claims Notice and Consultation
8.2	Claims Payment
8.3	Claims Practices
8.4	Contested Claims
8.5	Claims Expenses
8.6	Extra Contractual Obligations
8.7	Misstatement of Age or Sex

Article 9
9.1	Errors and Omissions in Administration of Reinsurance
9.2	Dispute Resolution
9.3	Arbitration
9.4	Expedited Dispute Resolution Process

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Article 10
10.1	Insolvency

Article 11
11.1	DAC Tax Election
11.2	Taxes and Expenses

Article 12
12.1	Entire Agreement
12.2	Inspection of Records
12.3	Utmost Good Faith
12.4	Confidentiality
12.5	OFAC Compliance

Article 13
13.1	Representations and Warranties

Article 14
14.1	Business Continuity

Article 15
15.1	Duration of Agreement
15.2	Severability
15.3	Construction
15.4	Credit for Reinsurance
15.5	Non-Waiver
15.6	Retrocession
15.7	Governing Law
15.8	Interest
15.9	Counterparts

Execution

Exhibits

A	Business Covered
A-1	Business Guidelines
B	Intentionally Left Blank
C	General Terms
C-1	Rates and Terms for Specific Plans
D	The Company's Retention Limits
E	In Force Limits
F	Reinsurance Reports

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Article 1

1.1	General

This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Company.

This Agreement will be binding upon the parties hereto and their respective successors and assigns including any rehabilitator, conservator, liquidator or statutory successor of either party. Neither party may effect any novation of this Agreement without the other party's prior written consent.

Day or days, when used in this Agreement, will mean calendar days.

1.2	Scope of Coverage

This Agreement applies to Variable Universal Life policies issued by American Family Life Insurance Company and acquired by Kansas City Life Insurance Company effective April 1, 2013, with issue dates from July 17, 2001 through July 9, 2009 (hereinafter referred to as "policies" or "policy"). A preliminary list of these policies, as of 03-31-2013, is referenced in Exhibit A-1, and a final list ("lnforce Block") will be provided by the Company to the Reinsurer no later than June 30, 2014. The policies have been retained by the Company in amounts up to its full retention limit and have been issued in a jurisdiction in which the Company is properly licensed. On and after the effective date of this Agreement, the Company will cede and the Reinsurer will accept its share of the benefits specified in Exhibit A in accordance with the terms of this Agreement. The policies accepted by the Reinsurer will be hereinafter referred to as "Reinsured Policies."

The Company may not reinsure the retained amounts specified in Exhibit D on any basis without the Reinsurer's prior written consent.

This Agreement does not cover the following unless specified elsewhere:

a)	Noncontractual conversions or group conversions; or

b)
Policies issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

Each Reinsured Policy must provide for the maximum periods of suicide and contestability protection permitted by applicable law.

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Article 2

2.1	lnforce Block Reinsurance

The Company will cede the lnforce Block policies, supplementary benefits, and riders covered under this Agreement to the Reinsurer in accordance with the specifications set forth in the attached Exhibits and all terms and conditions of the Agreement.

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Article 3

3.1	Liability

Unless specified elsewhere in this Agreement, the Reinsurer's liability for any Reinsured Policy is restricted to its share of the Company's liability by the terms of the policy under which the Company is liable.

The Company will report Reinsured Policies ceded to the Reinsurer according to the terms specified in Exhibit F.

Upon request, the Company will provide the Reinsurer copies of the application, underwriting papers, and other information pertaining to any policy reinsured under this Agreement.

3.2	Commencement and Termination of Reinsurance Liability

The Reinsurer's liability for any Reinsured Policy begins on the Effective Date of this Agreement and will terminate simultaneously with the Company's contractual liability for that policy.

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Article 4

4.1	Initial Cash Transfer

No premium is payable until the first policy anniversary on or after the Effective Date of this Agreement.

To cover the period between the Effective Date and the first policy anniversary, an additional one-time premium of $69,829.51 will be paid by the Company to the Reinsurer within 30 days of the final execution date of the Agreement.

4.2	Premium Accounting

The Company will pay the Reinsurer premiums in accordance with the terms specified in Exhibit C-1.

The method and requirements for reporting and remitting premiums are specified in Exhibit F.

The Reinsurer shall have the right to charge interest on overdue premiums. The interest will be calculated according to the terms and conditions specified in Exhibit C.

4.3	Currency

All payments due under this Agreement will be made in U.S. Dollars.

4.4	Non-Payment of Premiums

The payment of reinsurance premiums is a condition to the liability of the Reinsurer for reinsurance provided by this Agreement. If reinsurance premiums are not paid within 60 days of the due date, the Reinsurer may terminate reinsurance for all Reinsured Policies having reinsurance premiums in arrears. If the Reinsurer elects to terminate any Reinsured Policies after such 60 day period, it will then give the Company at least 15 days' prior written notice of its intention to terminate such reinsurance. If all reinsurance premiums in arrears, including any which may become in arrears during such 15 day notice period, are not paid before the end of the notice period, the Reinsurer's obligations for those Reinsured Policies will be limited to obligations relating to events arising on or before the last date for which reinsurance premiums have been paid in full for each Reinsured Policy.

If reinsurance is terminated according to this Article, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

The Reinsurer's right to terminate reinsurance will not prejudice its right to collect premiums, and applicable interest as specified in Exhibit C, for the period reinsurance was in force, through and including the 15 day notice period.

The Company may not force termination through the non-payment of reinsurance premiums to avoid the Agreement's requirements or to transfer the Reinsured Policies to another party.

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Article 5

5.1	Right of Offset

The Company and the Reinsurer will have the right to offset any undisputed balances, whether on account of premiums, allowances, credits, claims or otherwise due from one party to the other under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

The rights provided under this Article are in addition to any rights of offset that may exist at common law. The parties' offset rights may be enforced notwithstanding any other provision of this Agreement including, without limitation, the provisions of Article 10.

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Article 6

6.1	Conversions

If a Reinsured Policy is converted according to its terms and the applicable provisions of the Business Guidelines, the Company will notify the Reinsurer as specified in Exhibit F. The amount to be reinsured will be determined on the same basis as used for the original Reinsured Policy (excess of retention or quota share) but will not exceed the amount reinsured as of the date of conversion unless mutually agreed otherwise.

Reinsurance will be on a YRT basis using the YRT Rates for Conversions specified in Exhibit C-1, at the issue age and duration of the original Reinsured Policy.

6.2	Policy Changes

"Policy changes" refers to the variety of actions that may be made to a policy after issue. These actions include, but are not limited to, replacements, changes in plans, a change in the face amount of the policy or the addition of a covered rider. If there is a change to the reinsurance on a Reinsured Policy, the Company will inform the Reinsurer in the subsequent Changes and Terminations Report specified in Exhibit F.

Except as provided in this Article, whenever a Reinsured Policy is changed and the Company's underwriting guidelines do not require that full evidence of insurability be obtained, the reinsurance will remain in effect with the Reinsurer, whether the change is made before or after any cancellation of this Agreement for new business. The suicide and contestability periods applicable to the original Reinsured Policy will apply to the reissued Reinsured Policy and the duration will be measured from the effective date of the original Reinsured Policy.

Whenever a Reinsured Policy is changed and the Company's underwriting guidelines require that full evidence of insurability be obtained, and the suicide and contestability periods are based on the reissued policy date, the policy will not be subject to reinsurance under this Agreement. Notwithstanding the foregoing, however, additional coverage issued pursuant to policyholder contractual rights for underwritten increases in coverage, where full evidence of insurability is obtained under the Company's underwriting guidelines and the suicide and the contestability periods are based on the issue date for the underwritten increase in coverage, will be reinsured under this Agreement with allowances as specified in Exhibit C-1. The issue age for the underwritten increase in coverage shall be the insured's age as of the reissued policy date.

Policy changes to Reinsured Policies will be subject to the Reinsurer's prior written approval, if:

a)	The new ultimate face amount of the policy, including any contractual increases, would be in excess of the Automatic Acceptance Limit in effect at the time of the change, as set out in Exhibit E; or

b)	The new ultimate face amount of the policy, including any contractual increases, and the amount already in force in all companies on the same life exceeds the In Force Limits stated in Exhibit E; or

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c)	The policy was reinsured on a facultative basis; or

d)	Evidence of insurability is not obtained if required in the Company's underwriting guidelines.

6.3	Reductions

Unless specified otherwise in this Agreement, if the amount of a Reinsured Policy issued by the Company is reduced and:

a)
The amount of reinsurance is on an excess basis, then the amount of reinsurance on that life will be reduced effective the same date by the full amount of the reduction under the original Reinsured Policy. If the amount of insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance will be terminated; or

b)
The amount of reinsurance is on a quota share basis, then the amount of reinsurance on that Reinsured Policy will be reduced effective the same date by the same proportion as the reduction under the original Reinsured Policy.

The reduction will first apply to any reinsurance on the Reinsured Policy being reduced and then, if applicable, in chronological order according to policy date ("first in, first out") to any reinsurance on other policies in force on the life. However, the Company will not be required to assume a risk for an amount in excess of its regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

If the reinsurance for a Reinsured Policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer.

A reduction to one of the Company's policies not reinsured hereunder will require that the Company maintain its required retention as specified in Exhibit D of this Agreement.

6.4	Lapses

When a policy issued by the Company lapses, the corresponding reinsurance on the Reinsured Policy will be terminated effective the same date. Unless specified otherwise in this Agreement, if a policy fully retained by the Company lapses, the terms of Article 6.3 will apply. Full retention shall be defined as specified in Exhibit D of this Agreement.

If a policy issued by the Company lapses and extended term insurance is elected under the terms of that policy, the corresponding reinsurance on the Reinsured Policy will continue on the same basis as the original Reinsured Policy until the expiry of the extended term period.

If a policy issued by the Company lapses and reduced paid-up insurance is elected under the terms of that policy, the amount of the corresponding reinsurance on the Reinsured Policy will be reduced according to the terms of Article 6.3.

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If the Company allows the policy to remain in force under its automatic premium loan regulations, the corresponding reinsurance on the Reinsured Policy will continue unchanged and in force as long as such regulations remain in effect, except as otherwise provided in this Agreement.

6.5	Reinstatements

If a policy reinsured on an automatic basis is reinstated according to its terms and the Company's reinstatement rules, the Reinsurer will, upon notification, automatically reinstate the reinsurance. The Reinsurer's approval is required for the reinstatement of a facultative policy if the Company's regular reinstatement rules indicate that evidence of insurability, in addition to a statement of good health, is required.

To the extent the Reinsured Policy requires payment of premiums in arrears, the Company will pay all reinsurance premiums in arrears on reinstated policies and such premiums will be subject to Article 15.8 and Exhibit F.

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Article 7

7.1	Retention Limit Change

If the Company changes its retention limit (hereinafter "Retention Limit"), it will provide the Reinsurer with written notice of the new Retention Limit at least 90 days prior to the effective date. Changes to the Company's Retention Limits in Exhibit D will not affect the Reinsured Policies in force at the time of such a change except as specifically provided for elsewhere in this Agreement, and will not affect the Automatic Acceptance Limits in Exhibit E unless mutually agreed in writing by the Company and the Reinsurer.

7.2	Recapture

Reinsured Policies will not be eligible for recapture, whether due to an increase in the Company's retention or otherwise. The Reinsurer will consider a request by the Company to recapture, but will agree to the request only if the Company and the Reinsurer agree upon recapture terms.

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Article 8

8.1	Claims Notice and Consultation

The Company is responsible for the settlement of claims in accordance with applicable law and policy terms. It is the Company's sole decision to determine whether a claim is payable under the policy. For purposes of this Article, Reinsured Policies include conditional receipts and temporary insurance agreements covered under the terms of this Agreement. It is a condition to the Reinsurer's obligation to pay a claim that the Company notify the Reinsurer in writing as soon as possible, but in any event not later than 12 months after the Company receives notice of a claim on a Reinsured Policy. The Company will promptly provide the Reinsurer with copies of all claims documents.

As a condition to the Reinsurer's obligation to pay a claim, before making a claim decision or settlement offer, the Company will seek the Reinsurer's recommendation on such matters to the extent specified in Exhibit C-1. The Reinsurer will promptly make a recommendation; failing such, the Company may settle the claim without further consultation. The terms of Exhibit C-1 notwithstanding, the Company may request a recommendation from the Reinsurer on any claim on a Reinsured Policy. The Company will provide the Reinsurer all information, including underwriting files, reasonably requested by the Reinsurer for consideration of any claim on a Reinsured Policy.

The Company, if notified, will notify the Reinsurer of deaths that do not trigger policy benefits.

8.2	Claims Payment

The Reinsurer will be liable to the Company for its share of the benefits owed under the express contractual terms of the Reinsured Policies and as specified under the terms of this Agreement. The Reinsurer will not participate in any ex gratia payments made by the Company (i.e., payments the Company is not required to make under the Reinsured Policy terms.) The payment of death benefits by the Reinsurer will be in one lump sum regardless of the mode of settlement under the Reinsured Policy. Benefit payments from the Reinsurer will be due within 30 days of the claim satisfying the requirements established under this Agreement. The Reinsurer's share of any interest payable under the terms of a Reinsured Policy or applicable law which is based on the death benefits paid by the Company, will be payable provided that the Reinsurer will not be liable for interest accruing on or after the date of the Company's payment of benefits.

The Reinsurer will make payment to the Company for each such claim.

8.3	Claims Practices

It is the Company's sole decision to determine whether to investigate, contest, compromise or litigate a claim; however, the Company is responsible for investigating, contesting, compromising or litigating Reinsured Policy claims in accordance with applicable law and policy terms.

The Company acknowledges that it follows industry standards and investigates claims with any of the following criteria:

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a)	If the claim occurs within the contestable period as defined by the Reinsured Policy; or

b)	If there is a reasonable question regarding the validity of the insured's death or the authenticity of the proofs of death; or

c)	If the death occurs outside the United States or Canada; or

d)	If the insured is missing or presumed dead; or

e)	If there is a reasonable suspicion of fraud.

A claim investigation generally includes confirming proof of death, medical records to validate the insured's medical disclosures and, if material, financial condition at the time of Policy application. Investigations may also include obtaining police reports, coroner's reports, financial records, or other information that would be appropriate under the circumstances.

The Company acknowledges that it does defend against claims meeting the following criteria:

f)	If a material misrepresentation is found in the Policy application and the policy is within the contestable period; or

g)	If fraud is found and there is a legal remedy available; or

h)	If there is insufficient proof of death.

8.4	Contested Claims

The Company will notify the Reinsurer promptly of its intention to investigate, contest, compromise, or litigate any claim involving a Reinsured Policy (hereinafter a "Contested Claim"). The Company will provide the Reinsurer all relevant information and documents, as such become available, pertaining to Contested Claims and will promptly report any developments during the Reinsurer's review. If the Reinsurer:

a)
Does not support the contest of the Claim, the Reinsurer will pay the Company its full share of the reinsurance benefit, and will not share in any subsequent reduction or increase in liability or in any subsequent expenses incurred by the Company; or

b)
Supports the Company's decision to contest the claim and the Contested Claim results in a reduction or increase in liability, the Reinsurer will share in any reduction or increase in proportion to its share of the risk on the Contested Claim.

If the Reinsurer supports the decision to contest the claim, the Company will promptly advise the Reinsurer of all significant developments, including notice of legal proceedings (including, but not limited to, consumer complaints or actions by governmental authorities) initiated in connection with the Contested Claim.

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If the Company returns premiums to the policy owner or beneficiary as a result of rescinding a policy, or if the Company pays a suicide benefit, the Reinsurer will refund net reinsurance premiums received on that policy to the Company.

8.5	Claims Expenses

The Reinsurer will pay its share of reasonable investigation and legal expenses incurred in investigating, adjudicating or litigating a claim, except as otherwise provided in this Agreement. The Reinsurer will not be liable for any routine investigative or administrative claim expenses (such as compensation of salaried employees) or for any expenses incurred in connection with conflicting claims of entitlement to Reinsured Policy benefits that the Company admits are payable.

8.6	Extra Contractual Obligations

For purposes of this Agreement, "Extra Contractual Obligations" are any obligations or expenses other than contractual obligations incurred by the Company, its affiliates, directors, officers, employees, agents or other representatives and arising under the express written terms and conditions of a policy, including but not limited to, punitive damages, bad faith damages, compensatory damages, and other damages or fines or penalties which may arise from the acts, errors or omissions of the Company or its affiliates, directors, officers, employees, agents or other representatives.

The Reinsurer is not liable for Extra Contractual Obligations associated with a contested claim unless it concurred in writing and in advance with the claim actions which were the basis for the Extra Contractual Obligations. In these situations, the Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but all factors being equal, the Reinsurer's assessments would be in proportion to the risk accepted for the Reinsured Policy involved.

The Reinsurer will not be liable for any Extra Contractual Obligations resulting from the Company's failure to implement the agreed upon course of action, such as the filing of timely pleadings or meeting court or statutory deadlines, etc.

8.7	Misstatement of Age or Sex

In the event of a change in the amount payable under a Reinsured Policy due to a misstatement in age or sex, the Reinsurer's liability will change proportionately. The Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and amounts at risk for the correct ages and sex, and the proper adjustment for the difference in reinsurance premiums, without interest, will be made.

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Article 9

9.1	Errors and Omissions in Administration of Reinsurance

Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement. Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment may charge interest, calculated according to the terms specified in Exhibit C. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses. The Reinsurer will not be responsible for deliberate acts of the Company or for recurring errors made by the Company.

If the Company has failed to cede reinsurance as provided under this Agreement or has failed to comply with reporting requirements with respect to business ceded hereunder, the Reinsurer may require the Company to audit its records for similar errors and take reasonable actions necessary to correct errors and avoid similar errors. Failing prompt correction, the Reinsurer may limit its liability to the correctly reported Reinsured Policies.

9.2	Dispute Resolution

As a condition to the parties' right to arbitration under this Agreement, either the Company or the Reinsurer will give written notification to the other party of any dispute relating to or arising from this Agreement, including, but not limited to, the formation or breach thereof. Within 15 days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored. The format for discussions will be determined mutually by the officers.

If these officers are unable to resolve the dispute within 30 days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional 30 days. If the matter is not resolved within 30 days of the first meeting or the additional 30 day period, if any, then either party may demand arbitration pursuant to Article 9.3. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

9.3	Arbitration

Except with respect to disputes subject to the Expedited Dispute Resolution Process in Article 9.4, if the Company and Reinsurer are unable to resolve any dispute arising from this Agreement, including but not limited to the formation or breach thereof, pursuant to Article 9.2, the matter will be referred to arbitration.

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The arbitration will be conducted in accordance with the Procedures for Resolution of U.S. Insurance and Reinsurance Disputes, Neutral Panel Version, April 2004 (the "Procedures") available at www.arbitrationtaskforce.org, except as modified herein.

The arbitration will be held in a place the parties mutually agreed upon. The arbitration will be conducted before a three person Panel qualified as:

a)	Current or former officers of life insurance or reinsurance companies, or

b)	Professionals with no less than 10 years of experience in or serving the life insurance or reinsurance industries.

The parties will select such candidates from the ARIAS-US Certified Arbitrators List available at www.ARIAS-US.org.

The customs and practices of the life insurance and reinsurance industries may be considered by the Panel to resolve any ambiguities in the Agreement but only insofar as such customs and practices are consistent with the terms of this Agreement. The Panel will not have the authority to award punitive or exemplary damages.

The Panel will award the remedy sought by the party seeking relief to the extent the remedy is provided for in this Agreement or otherwise reasonably compensates the damaged party for the economic effect of any demonstrated breach. Such remedies may include, but will not be limited to, monetary damages, revisions to the terms of the Agreement, including adjustments to premiums or allowances paid or to be paid, or any combination of the foregoing.

The Panel shall issue an order, appropriate for confirmation in a court of competent jurisdiction, to resolve all matters in dispute. In addition, the Panel shall issue a written opinion setting forth the reasons for the award, with citations to the record of the hearing that support the reasoning.

The decision of the Panel will be final and binding upon the parties and their respective successors and assigns. Each party hereby consents to the entry of a judgment confirming or enforcing the award in the United States District Court for the Southern District of New York and/or in any other court of competent jurisdiction.

Within 20 days after the transmittal of an award, either party, upon notice to the other party, may request the Panel to correct any clerical, typographical, or computational errors in the award. The other party will be given ten days to respond to the request. The Panel will dispose of the request within 20 days of its receipt of such request and any response thereto. The Panel will not be empowered to re-determine the merits of any claim already decided.

Each party will:

c)	Bear its own fees and expenses in connection with the arbitration, including the fees of any outside counsel and witness fees, and

d)	Share equally in the fees for the members of the Panel and the costs of the arbitration, such as hearing rooms, court reporters, etc.

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It is the intent of the parties that these arbitration provisions replace and be in lieu of any statutory arbitration provision, if permitted by law.

9.4	Expedited Dispute Resolution Process

The parties agree that the following types of issues and disputes will be subject to arbitration under the expedited procedures set forth in this Article:

a)	Any dispute regarding the obligations of the parties with respect to a single Reinsured Policy, regardless of the amount in controversy; or

b)	Any dispute in which the amount in controversy, exclusive of interest or costs, is less than $1 million.

Arbitration proceedings under this Article will be commenced as specified in Article 9.3, and shall be subject to the requirements of Article 9.3 to the extent they are not inconsistent with this Article.

The proceedings will be held before a single neutral umpire meeting the qualifications set forth in Article 9.3. If the parties are unable to agree on an umpire within 30 days following commencement of the action, the selection will be made pursuant to the Umpire Selection Procedure of the ARIAS-US Certified Arbitrators List available at www.ARIAS-US.org. No ex parte communication will be permitted with the umpire at any time prior to the conclusion of the proceedings.

Within 21 days from the date the selection of the umpire is agreed upon, the parties and umpire will conduct an organizational meeting by teleconference to familiarize the umpire with the dispute and to set a timetable for submission of briefs. There will be no discovery, and the dispute will be submitted on briefs and documentary evidence only, unless otherwise agreed by the parties or ordered by the umpire for good cause.

Within 30 days of submission of briefs by the parties, the umpire will render a written award which will be final and binding on the parties.

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Article 10

10.1	Insolvency

A party to this Agreement will be deemed "insolvent" when it:

a)
Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

b)	Is adjudicated as bankrupt or insolvent; or

c)
Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

d)	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

In the event of the insolvency of the Company, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to the Company or to its Authorized Representative on the basis of the liability of the Company for benefits under the Reinsured Policies without diminution because of the insolvency of the Company.

The Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructure of the Policies that are not otherwise expressly covered by this Agreement. The Company or its Authorized Representative will give written notice to the Reinsurer of all pending claims against the Company on any Reinsured Policies within a reasonable time after filing in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its Authorized Representative.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

In the event of the insolvency of the Reinsurer, the Company may cancel this Agreement for new business by promptly providing the Reinsurer or its Authorized Representative with written notice of cancellation, to be effective as of the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

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In addition, in the event of the insolvency of the Reinsurer, the Company may provide the Reinsurer or its Authorized Representative with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Company on the Reinsured Policies. The effective date of a recapture due to insolvency will be at the election of the Company but may not be earlier than the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. If the Company elects to recapture reinsurance under this Article, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

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Article 11

11.1	DAC Tax Election (If applicable to the Company)

The Company and the Reinsurer agree to the election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended (such election being referred to as the "DAC Tax Election"), whereby:

a)
The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

b)
The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. If requested, the Company will provide supporting information reasonably requested by the Reinsurer. (The term "net consideration" means "net consideration" as defined in Regulation Section 1.848-2(f));

c)	This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

The Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective. Such schedule will identify the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848-2(g)(8) has been made.

The Company and the Reinsurer represent and warrant that each is respectively subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

11.2	Taxes and Expenses

No taxes, allowances, or expense will be paid by the Reinsurer to the Company for any Reinsured Policy, except as specifically referred to in this Agreement.

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Article 12

12.1	Entire Agreement

This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Exhibits hereto. In the event of any express conflict between the Agreement and the Exhibits hereto, the Exhibits hereto will control.

Any change or modification to this Agreement and the Exhibits hereto will be null and void unless made by written amendment and signed by both parties.

12.2	Inspection of Records

The Reinsurer or its duly appointed representatives will have access to records of the Company, whether written or electronic, and including system view access, concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Company and will be during reasonable business hours. Assuming the Reinsurer has continued to perform the undisputed portion of its obligations under this Agreement, the Company may not withhold access to information and records on the grounds that the Reinsurer is in breach.

The Reinsurer's right of access as specified above will survive until all of the Reinsurer's obligations under this Agreement have terminated or been fully discharged.

12.3	Utmost Good Faith

All matters with respect to this Agreement require the utmost good faith of each of the parties.

12.4	Confidentiality

The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

a)	The information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;

b)	The information is independently developed by the recipient;

c)
The disclosure is, in the reasonable judgment of either party, required or deemed advantageous (in terms of pricing, ease of execution or otherwise) for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing; or

d)	The disclosure is required by law.

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"Proprietary Information" includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Company, but shall not include the existence of this Agreement and the identity of the parties. Nothing herein shall preclude either party from using Proprietary Information for ordinary business operations. Additionally, Proprietary Information may be shared by either party on a need-to-know basis with its employees, affiliates, third party service providers, auditors or retrocessionaires, or in connection with the dispute process specified in this Agreement.

In addition, the Reinsurer and its representatives and service providers will protect the confidentiality and security of Non-Public Personal Information, as defined below, by:

e)	Holding all Non-Public Personal Information in strict confidence;

f)	Maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;

g)
Disclosing and using Non-Public Personal Information received under this Agreement for purposes of carrying out the Reinsurer's obligations under this Agreement, for purposes of retrocession, or as may be required or permitted by law.

"Non-Public Personal Information" is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Company, and their representatives, that is not publicly available. Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

The Company will obtain, as required by law, appropriate consents from its insureds to enable the parties to fully exercise their rights and perform their obligations under this Agreement.

12.5	OFAC Compliance

The parties represent that they are using, and shall use, best efforts to continue to be in compliance with all laws, regulations, judicial and administrative orders applicable to the Reinsured Policies as they pertain to the sanction laws administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), as such laws may be amended from time to time (collectively the "Laws"). Neither party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the party who first becomes aware of the violation of the Laws shall notify the other party, and the parties shall cooperate in order to take all necessary corrective actions.

The parties agree that such reinsurance transaction shall be null, void and of no effect from its inception, to the same extent as if the reinsurance transaction had never been entered into. In such event, each party shall be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

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Article 13

13.1	Representations and Warranties

The Company makes no representations and warranties as to the future experience or profitability arising from the Reinsured Policies.

Each party represents and warrants that as of the Effective Date of this Agreement and at the time of executing this Agreement, if later, it is solvent on a statutory basis in all states in which it does business or is licensed.

"Material" or "materially" for purposes of Articles 13 and 14 will mean facts that a prudent reinsurer or insurer would consider as reasonably likely to affect the Reinsurer's experience under the Agreement. Prior to the execution of this Agreement, the Company has provided to the Reinsurer the Business Guidelines for use in its assessment of the risks covered hereunder. The Company represents and warrants that, to the best of its knowledge:

a)	It has disclosed to the Reinsurer all information which is material to the risks being assumed hereunder; and

b)	The Business Guidelines were complete and accurate when disclosed; and

c)	There has been no material change in the Business Guidelines between the "as of" dates of the information and the date of Agreement execution.

This Article will not terminate or expire until all Reinsured Policies have been discharged or terminated in full.

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Article 14

14.1	Business Continuity

All Reinsured Policies will be issued and administered in accordance with the Business Guidelines. The Company will notify the Reinsurer of any change that materially affects the reinsured business, including changes to the Business Guidelines. This Agreement will not cover policies affected by such changes unless the Reinsurer has agreed in writing and in advance with the changes. Outsourcing of underwriting functions, administrative functions or claims administration with respect to the Reinsured Policies will constitute a material change. If the Reinsurer agrees to accept policies affected by the outsourcing, the Company will secure the Reinsurer's right to audit and inspect the party performing such outsourced services.

If Reinsured Policies are not covered due to an unapproved material change, all payments between the Company and the Reinsurer with respect to the affected Policies shall be refunded, excluding items relating to reserves or interest on reserves. No liability shall remain with the Reinsurer with respect to such Policies.

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Article 15

15.1	Duration of Agreement

This Agreement is unlimited as to its duration.

The Reinsurer remains liable for all Reinsured Policies in force as of the date of the termination, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement. All provisions of this Agreement will survive its termination to the extent necessary to carry out its purpose.

15.2	Severability

Determination that any provision of this Agreement is invalid or unenforceable will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

15.3	Construction

This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed the Agreement and is fully knowledgeable about its terms and conditions.

15.4	Credit for Reinsurance

The parties intend that the Company will receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement. The parties agree to use reasonable efforts to ensure that such reserve credit will remain available to the Company.

15.5	Non-Waiver

A waiver by either party of any violation, or the default by the other party in its adherence to any term of this Agreement, will not constitute a waiver of any other or subsequent violation or default. No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of the Agreement. The failure of either party to enforce any part of this Agreement will not constitute a waiver of any right to do so.

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15.6	Retrocession

The Reinsurer may reinsure or retrocede any risks or business assumed hereunder.

15.7	Governing Law

This Agreement shall be governed by the laws of the State of Missouri.

15.8	Interest

Each party reserves the right to charge interest on undisputed overdue balances, pursuant to the terms of this Agreement. If applicable, interest will be calculated according to the terms specified in Exhibit C.

15.9	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. When this Agreement has been fully executed by the Company and the Reinsurer, it will become effective as of the Effective Date specified in Exhibit A.

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Execution

This Agreement has been made in duplicate and hereby executed by both parties.

Signed for and on behalf of Kansas City Life Insurance Company

By:	/s/David Metzler	By:	/s/Donald Remfert
Title:	AVP & Associate Actuary	Title:	AVP & Associate Actuary
Date:	01/10/2014	Date:	01/10/2014

Signed for and on behalf of Swiss Re Life & Health America Inc.

By:	/s/Craig Hanford	By:	/s/Kyle Bauer
Title:	VP	Title:	VP
Date:	12/20/2013	Date:	12/20/2013

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Exhibit A

Business Covered

Agreement Effective Date:

April 1, 2013.

Coverage:

The policies on the plans shown below which have policy issue dates falling between July 17, 2001 and July 9, 2009 are covered according to the Basis specified below, provided that the policies are issued to citizens of the United States or legal permanent residents thereof. A complete listing of the lnforce Block is referenced in Exhibit A-1.

Basis:

100% of the excess over the Company's retention as stated in Exhibit D, to the maximum of the Automatic Acceptance Limits stated in Exhibit E, applicable to policies on lives with surnames commencing with the letters A to Z inclusive.

Company's State of Domicile: Missouri

Plans, Riders and Benefits:

Plan Identification	Exhibit Reference for Rates	Commencement Date	Termination Date
lnforce Block Policies*	C-1	Commencement date for Reinsurer's Liability begins on the Effective Date of this Agreement and terminates simultaneously with the Company's Liability.
Riders:
Additional Insured Rider	C-1	Commencement date for Reinsurer's Liability begins on the Effective Date of this Agreement and terminates simultaneously with the Company's Liability.
Cost of Living Adjustment Rider	C-1	Commencement date for Reinsurer's Liability begins on the Effective Date of this Agreement and terminates simultaneously with the Company's Liability.

*lnforce Block is comprised of Variable Universal Life policies, along with Additional Insured Riders and Cost of Living Adjustment Riders when issued with the VUL policies, issued by American Family Life Insurance Company and acquired by Kansas City Life Insurance Company effective April 1, 2013, with issue dates from July 17, 2001 through July 9, 2009.

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Exhibit A-1

Business Guidelines

The Company affirms that the following have been supplied to the Reinsurer and are in use as of the effective date of this Agreement:

1.	Underwriting Requirements Grid
American family life ageamt2005

2.	Underwriting Guidelines/Rules
APS & Inspection Guidelines
2009 underwriting changes TU APS RX

3.	Preferred Underwriting Criteria or Rules
American family life prefcrit 2005
200505 MVR Requirements
SS S P PN Underwriting Criteriaoffset1rev
SS Select Preferred rev5-07

4.	Premium Rates
VU2001 CCOI S&U Set

5.	Seriatim Policy List

File contains a list of all active policies that are reinsured under this Agreement as of its Effective Date
SwissRe detail reins 03312013.xls

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Exhibit B

Intentionally Left Blank

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Exhibit C

General Terms

1.	Premium Tax:

The Reinsurer will not reimburse the Company for premium taxes.

2.	Dividend Payments:

The Reinsurer will not reimburse the Company for dividends paid to policyholders.

3.	Policy Loans:

The Reinsurer will not participate in policy loans or other forms of indebtedness as respects the Reinsured Policies.

4.	Cash Surrender Values:

The Reinsurer will not reimburse the Company for cash surrender values paid to the policyholder.

5.	Reinsurance Limits:

Minimum Initial Reinsurance Limit ceded to the Reinsurer: $0
Minimum Final Reinsurance Limit ceded to the Reinsurer: $0

6.	Interest Calculation on Late Payments:

Interest will accrue from the due date at a rate equal to the Three Month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day, on the next business day after the due date, plus 50 basis points per annum to be compounded and adjusted every three months after such due date.

7.	Rates Applicable to Increases:

Non-contractual increases which are underwritten consistently with the Business Guidelines and have the same sales compensation paid as a new issue will be reinsured as a new issue. First year reinsurance premium rates and allowances will apply.

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Exhibit C-1

Rates and Terms for lnforce Block of Variable Universal Life Business

1.	Reinsurance Structure: YRT

2.	Age Basis: Age Nearest Birthday

3.	Premium Mode: Annually in Advance

4.	Billing Frequency: Monthly

5.	Premiums:

Basic Premiums:

The Company will pay to the Reinsurer a basic premium calculated by multiplying the net amount at risk of the Reinsured Policy, as defined in the Net Amounts At Risk provision of this Exhibit, by the appropriate rate from the set of Select and Ultimate American Family Cost of Insurance rates included in the CD attached at the end of this Exhibit, subject to the percentages shown below. The Company will continue to pay the appropriate premium to the Reinsurer as long as the Reinsured Policy is in force.

For policies issued with the Cost of Living Adjustment Rider which have a face amount that is within the Company's Corporate Retention Limit, as shown in Exhibit D, as of the Effective Date, but that have the potential to increase above the Corporate Retention Limit subsequent to the Effective Date, the reinsurance premium shall be calculated as stated in the preceding paragraph.

The following percentages will be applied to the reinsurance premiums payable hereunder:

For All Years:

	Issue Age
Risk Class	0-29	30-39	40-49	50-59	60-80
Standard NT	58%	55%	48%	44%	47%
Preferred NT	53%	50%	43%	40%	43%
Select NT	53%	50%	43%	40%	43%
Super Select NT	54%	51%	44%	40%	43%
Standard TB	77%	76%	72%	59%	63%
Preferred TB	61%	60%	57%	47%	50%

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Exhibit C-1

Table Extra Premiums/Multiple Extra Premiums:

The Reinsurer shall receive its proportionate share of any extra premiums payable due to additional mortality risk.

Table extra premiums are equal to 25% of the standard basic premium for each assessed table of extra mortality. The Multiple Extra Premium is developed by adding all Table Extra premiums to the standard basic premium.

Supplementary Rider(s):  Cost of Living Adjustment Rider: For policies issued with the Cost of Living Adjustment Rider, which have a face amount that is in excess of the Company's Corporate Retention Limit, as shown in Exhibit D, as of the Effective Date, the reinsurance premium for any subsequent additional coverage issued through the exercise of the Cost of Living Adjustment Rider shall be calculated by multiplying the net amount at risk of the Reinsured Policy by the appropriate rate from the set of Ultimate Only American Family Cost of Insurance rates included in the CD attached at the end of this Exhibit, subject to the percentages shown above in this Item 5.

6.	Other Allowances:

On Multiple Extra Premiums:  Not applicable

On Supplementary Riders:  Not applicable

On Flat Extra Premiums: When a flat extra premium is payable for 5 years or less, an allowance of 10% of the gross flat extra charged by the Company will be made each year. When a flat extra premium is payable for more than 5 years, an allowance of 75% of the gross flat extra charged by the Company will be made in the first year and an allowance of 10% in each year thereafter.

7.	Policy Fee: There is no policy fee applicable.

8.
Reinsured Net Amounts At Risk:  For Variable Benefit Plans, the reinsured net amount at risk will be the difference between the reinsured face amount and the account value applicable to the reinsured face amount. The reinsured face amount is the initial amount reinsured under this Agreement or as reset by subsequent scheduled or fully underwritten increases. For reinsured net amount at risk purposes, the account value is that which is in effect for each reinsurance premium accounting period.

For Universal Life type plans, if the death benefit is Option A, the reinsured net amount at risk will be the difference between the reinsured death benefit and the account values applicable to the reinsured face amount of the policy. If the death benefit is Option B, the reinsured net amount at risk will be the reinsured death benefit.

Fluctuations in the amount at risk caused by the normal workings of the cash value fund in Universal Life type plans will be shared by the Company and the Reinsurer using the same retention method as for the base policy.

9.	Rate Basis: The rates in this subsection are on a non-participating basis.

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Exhibit C-1

10.
Rate Guarantee:  The reinsurance rates set out in this Exhibit are guaranteed for the first policy year. In subsequent policy years, the Reinsurer reserves the right to increase the premiums for reinsurance but not above the statutory net valuation premium applicable to the Reinsured Policies after increase.

If the Reinsurer exercises its right to increase reinsurance premiums under this Agreement in an amount greater than that required to ensure that the Reinsurer will participate in its share of any increases in premium rates, costs, charges or fees as implemented by the Company for the Reinsured Policies, the Company may recapture all of the Reinsured Policies on which reinsurance rates have been increased regardless of the Reinsured Policies' duration in force. If the Company elects to recapture reinsurance under this provision, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

11.	Deficiency Reserves: No deficiency reserves will be held by the Reinsurer for the Reinsured Policies.

12.	Minimum Recapture Period: Recapture is not available.

13.
YRT Rates For Conversions:  Conversions will be point in scale using the appropriate rate from the American Family Cost of Insurance rates included in the CD attached at the end of this Exhibit, subject to the percentages included in item 5, Basic Premiums, above.

14.	Conditions Requiring Claims Consultation: Before conceding liability or making settlement to the claimant, the Company will seek the Reinsurer's recommendation if:

a)	The claim occurs during the contestable period and the Company is not contesting the claim; or

b)	The death occurs outside of the United States or Canada; or

c)	The claim is one for which there is no body, i.e. the insured is missing and presumed dead.

15.	Special Conditions: None

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Exhibit C-1

Select and Ultimate American Family Cost of Insurance Rates and Ultimate Only American Family Cost of Insurance Rates (used to calculate reinsurance premiums)

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Ultimate Rates

	M Tobacco VUCSUMR	M Std NT VUCSUMN	M Pref NT VUCSUMP	M Pref Elite NT VUCSUMU	F Tobacco VUCSUFR	F Std NT VUCSUFN	F Pref NT VUCSUFP	F Pref Elite NT VUCSUFU
Attained Age
15		0.10750				0.07000
16		0.11917				0.07333
17		0.12833				0.07667
18		0.13333				0.07917
19		0.13833				0.08167
20		0.14000				0.08417
21		0.13917				0.08500
22		0.13667				0.08667
23		0.13417				0.08750
24		0.13083				0.09000
25		0.12667				0.09083
26		0.12333				0.09333
27		0.12167				0.09500
28		0.12000				0.09750
29		0.12000				0.10000
30		0.12000				0.10333
31		0.12250				0.10583
32		0.12500				0.10917
33	0.19583	0.12917	0.12875	0.12833	0.14583	0.11250	0.11208	0.11000
34	0.20667	0.13417	0.13375	0.13333	0.15500	0.11833	0.11792	0.11083
35	0.21917	0.14083	0.14042	0.14000	0.16167	0.12250	0.12208	0.11167
36	0.23417	0.14750	0.14708	0.14667	0.17417	0.13000	0.12958	0.11223
37	0.25333	0.15667	0.15625	0.15360	0.19000	0.13917	0.13875	0.11411
38	0.27365	0.16405	0.16368	0.15667	0.20750	0.14917	0.14875	0.11756
39	0.29021	0.17215	0.16920	0.15863	0.22667	0.16068	0.15795	0.11998
40	0.32400	0.18497	0.18180	0.16476	0.24833	0.17023	0.15930	0.12113
41	0.35400	0.19962	0.19620	0.17168	0.27167	0.18755	0.16088	0.12248
42	0.38850	0.21793	0.21420	0.18073	0.29667	0.19846	0.16241	0.12381
43	0.42750	0.23808	0.22913	0.18281	0.32333	0.20044	0.16380	0.12504
44	0.47250	0.25339	0.23430	0.18371	0.35167	0.20161	0.16448	0.12578
45	0.50896	0.27658	0.23831	0.19181	0.38167	0.20342	0.16560	0.12690
46	0.56438	0.29363	0.24083	0.19488	0.38233	0.20743	0.17254	0.12940
47	0.60917	0.31105	0.24840	0.19665	0.39083	0.20923	0.17404	0.13167
48	0.65725	0.31932	0.25500	0.19688	0.39738	0.21424	0.17820	0.13365
49	0.73150	0.32608	0.26040	0.19774	0.40300	0.21721	0.18068	0.13551
50	0.76467	0.33106	0.26438	0.19960	0.40721	0.21775	0.18113	0.13584
51	0.76883	0.33528	0.26775	0.20081	0.42163	0.22469	0.18690	0.14018
52	0.79408	0.33942	0.27105	0.20329	0.42355	0.23209	0.19305	0.14479
53	0.81500	0.34373	0.27450	0.20588	0.42523	0.23913	0.19890	0.14918
54	0.82958	0.34815	0.27803	0.20852	0.42533	0.24498	0.20378	0.15283
55	0.92033	0.38741	0.30938	0.23203	0.46292	0.27474	0.22853	0.17139
56	1.01933	0.43389	0.34650	0.25988	0.50508	0.30846	0.25658	0.19243
57	1.12750	0.48865	0.39023	0.29267	0.55183	0.34615	0.28793	0.21594
58	1.24575	0.55270	0.44138	0.33103	0.60408	0.38880	0.32340	0.24255
59	1.37500	0.62708	0.50078	0.37558	0.66183	0.43641	0.36300	0.27225
60	1.51617	0.71283	0.56925	0.42694	0.72600	0.48997	0.40755	0.30567
61	1.67017	0.81097	0.64763	0.48572	0.79750	0.54948	0.45705	0.34279
62	1.83792	0.92254	0.73673	0.55254	0.87725	0.61593	0.51233	0.38424
63	2.02033	1.04858	0.83738	0.62803	0.96617	0.68933	0.57338	0.43003
64	2.21833	1.19011	0.95040	0.71280	1.06517	0.77066	0.64103	0.48077
65	2.43283	1.34395	1.07995	0.81827	1.17517	0.85910	0.71831	0.54426
66	2.66475	1.51426	1.22438	0.93707	1.29708	0.95704	0.80436	0.61561
67	2.91500	1.70393	1.38634	1.07156	1.43183	1.06540	0.90008	0.69571
68	3.18450	1.91380	1.56681	1.22288	1.58033	1.18509	1.00640	0.78548
69	3.47417	2.14569	1.76762	1.39287	1.74350	1.31801	1.12508	0.88655

70	3.78492	2.40141	1.99062	1.58345	1.92225	1.46602	1.25790	1.00060
71	4.11767	2.89464	2.42946	1.79176	2.11750	1.79001	1.50480	1.20923
72	4.47333	3.21103	2.72074	2.02758	2.33108	1.99583	1.66498	1.35143
73	4.85283	3.55323	3.03988	2.28912	2.56483	2.22605	1.84278	1.51108
74	5.25800	3.92458	3.39059	2.58001	2.82150	2.48276	2.03949	1.68979
75	5.69067	4.32508	3.77392	2.90192	3.10475	2.76912	2.25720	1.89000
76	6.15267	4.75572	4.19179	3.25731	3.41917	3.08719	2.49706	2.11342
77	6.64583	5.21843	4.64711	3.64950	3.77025	3.44116	2.76189	2.36331
78	7.17200	5.71298	5.14095	4.08054	4.16350	3.83520	3.05442	2.64299
79	7.73300	6.24206	5.67717	4.55480	4.60350	4.27132	3.37557	2.95443
80	8.33067	6.86765	6.20478	4.99080	5.09483	4.71403	3.76211	3.30114
81	8.96867	7.54303	6.77032	5.46068	5.64117	5.19814	4.19010	3.68681
82	9.64517	8.26880	7.37380	5.96513	6.24617	5.72738	4.66400	4.11600
83	10.36383	9.04855	8.01792	6.50715	6.91258	6.30628	5.18919	4.59428
84	11.12650	9.88475	8.70444	7.08918	7.64317	6.93093	5.76434	5.12146
85	11.93592	10.77872	9.43426	7.71314	8.44067	7.60958	6.39838	5.70667
86	12.79483	11.73565	10.21179	8.38411	9.30783	8.34998	7.10037	6.35953
87	13.70600	12.75550	11.03709	9.10395	10.24742	9.14659	7.86848	7.08035
88	14.67217	13.83997	11.91208	9.87648	11.26125	10.00656	8.71215	7.88003
89	15.69608	14.99141	12.83968	10.70692	12.35117	10.92873	9.63425	8.76428
90	16.78050	16.20971	13.82133	11.60003	13.51900	11.91738	10.64311	9.74467
91	17.92817	17.49711	14.86129	12.56403	14.76658	12.97902	11.75016	10.83689
92	19.14183	18.84999	15.96019	13.60541	16.09575	14.10893	12.95804	12.05040
93	20.42425	20.26948	17.12438	14.73758	17.50833	15.31012	14.27810	13.40510
94	21.77817	21.75088	18.35801	15.97500	19.00617	16.58335	15.72220	14.92509

Exhibit D

The Company's Retention Limits

Life:

The Company will retain its Corporate Retention Limit, as stated below.

Issue Age	Standard to Table 6 and extras up to $15	Table 7 and over and extras over $ 15
0-60	$500,000	$300,000
61-70	$450,000	$200,000
71-80	$300,000	$100,000
81-85	$100,000	$50,000

It is understood that the amount retained by the Company includes its retention under any in force policies without the benefit of other reinsurance.

Any change in the net amount at risk due to changes in the cash value applicable to the policy, will be shared proportionately between the Company and its reinsurers.

Notwithstanding the foregoing, for policies issued with the Cost of Living Adjustment Rider, which have a face amount that is within the Company's Corporate Retention Limit, as shown in Exhibit D, as of the Effective Date, but that have the potential to increase above the Corporate Retention Limit subsequent to the Effective Date, the Company will retain on the Effective Date an amount equal to the following:

Face Amount EFF - (Face Amount MAX - Retention), where:

Face Amount EFF =	Face Amount as of the Effective Date
Face Amount MAX =	Maximum Face Amount that could result from all possible exercises of the Cost of Living Adjustment Rider
Retention =	Applicable amount from the Corporate Retention Limit table shown above

For this subset of policies only, any subsequent additional coverage issued through the exercise of the Cost of Living Adjustment Rider shall be retained fully by the Company.

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Exhibit E

In Force Limits

In Force Limits:

In force and applied for on any one life:

Ages	All Ratings
0-75	$20,000,000
76-85	$10,000,000

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Exhibit F

Reinsurance Reports

The Company acknowledges that timely and correct compliance with the reporting requirements of this Agreement are a material element of the Company's responsibilities hereunder and an important basis of the Reinsurer's ability to reinsure the risks hereunder. Consistent and material non-compliance with reporting requirements, including extended delays, will constitute a material breach of the terms of this Agreement.

Remittance:

The Company will self-administer reinsurance transactions. Reinsurance premiums are payable as specified in the Premium Mode provision of Exhibit C-1. During each accounting period, as defined below, the Company will report to the Reinsurer all first year and renewal premiums which became due during the previous accounting period. Reporting of business transactions should begin within 90 days of the latter of the effective date or the execution date of the Agreement. Any adjustments made necessary by changes in reinsurance effective during a previous accounting period will also be reported.

The Company will take credit, without interest, for any unearned premiums arising due to reductions, cancellations or death claims. The unearned premiums refunded will be net of allowances and policy fees.

The Company will pay the balance of premiums in arrears due under a reinstated Reinsured Policy.

If a net balance is due to the Reinsurer, the Company will forward a remittance in settlement with its report. If the net balance is due to the Company, the Reinsurer will forward a remittance in settlement within 30 days of receipt of the report.

Report Requirements:

The Company will send to the Reinsurer the following reports electronically, by the times indicated below:

	Report	Accounting Period	Due Date
1.	New Business (New issues only- first time policy reported to the Reinsurer - Not Applicable for inforce business)	Monthly	21st day after month end
2.	Renewal Business (Policies with renewal dates within Accounting Period)	Monthly	21[s]t day after month end
3.	Changes & Terminations (including conversions, replacements reinstatements, increases, decreases, recaptures, lapses, claims, etc.)	Monthly	21[s]t day after month end
4.	lnforce List (Listing of each policy in force)	Quarterly	21st day after quarter end

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Exhibit F

5.	Accounting Information (only required for Paper Reporting) (See Exhibit F-1 for Sample Summary Reporting Form, Section I)	Monthly	21st day after month end
6.	Statutory Reserves (See Exhibit F-1 for Sample Summary Reporting Form, Section II)	Quarterly	21st day after quarter end
7.	Policy Exhibit (only required for Paper Reporting) (See Exhibit F-1 for Sample Summary Reporting Form, Section Ill)	Monthly	21st day after month end
8.	Valuation Reserve Certification (See Exhibit F-2 for Sample)	Annually	October 31st
9.	Tax Reserve Certification (See Exhibit F-3 for Sample)	Annually	June 1st

Minimum Data Requirements for Electronic Administration:

Policy record details for new business, renewal business and changes and terminations (Reports #1, 2 and 3 in Report Requirements, above) may be reported as separate reports or combined into one report, hereinafter referred to as the Billings and Transactions Report. Nonetheless, the data elements specified below for the Billings and Transactions Report must be provided for each reported record.

Billings and Transactions Report:

General
1.	Reporting Period Dates	Specifies the beginning and ending date of the reporting period represented on the statement file.
Insured Data
2.	Last Name	Represents the surname or family name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components
3.	First Name	Represents the given name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components.
4.	Middle Name or Middle Initial (if available)	Represents the middle name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components.

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Exhibit F

5.	Date of Birth	Specifies the date on which the insured was born; this field must be provided on each insured on a joint policy.
6.	Sex	Indicates the gender of the insured; this field must be provided on each insured on a joint policy.
7.	Tobacco Use Code	Indicates whether the insured is a smoker or user of tobacco products.
8.	Rating	Indicates whether the insured is standard, substandard, or uninsurable.
9.	Residence	State, province, or other geographical code that indicates where the insured resides.
10.	Insured Sequence Number	Specifies the number assigned by the ceding company to delineate one insured from another on a policy with multiple insureds.
Coverage Data
11.	Currency	Indicates the currency to be applied in calculating monetary amounts, if currency within this treaty is a variable on a by policy basis.
12.	Reinsurance Method	Indicates whether the policy is being ceded on an automatic or facultative basis.
13.	Policy Number	Specifies the number assigned by the ceding company to the policy record.
14.	Coverage Sequence Number	Specifies the number assigned by the ceding company to delineate one coverage or benefit from another on a policy with multiple coverages or benefits.
15.	Issue Date	The date the policy or benefit was issued.
16.	Reinsurance Effective Date (if different than issue date)
Specifies the date upon which the reinsurance coverage goes into effect, if it goes into effect on a date other than the issue date. Can also be used to specify the original Policy Issue Date on a contractual policy conversion.

17.	Plan Code	Specifies the plan of insurance being provided to the insured; there must be a separate plan code for each coverage.
18.	Joint Life Indicator	Indicates that the coverage is a joint coverage and that multiple lives are involved with the coverage.
19.	Smoker Code	Indicates that the coverage has been issued at either non-smoker or smoker rates.
20.	Preferred Risk Class
Indicates the level of classification between the preferred and standard categories; there may be more than one level of the preferred classification available, and this will indicate the specific level for this policy.

21.	Mortality Rating	Specifies the exact rating assigned to the policy; premium rates will be based on this rating; this rating is generally expressed as a percentage.
22.	Flat Extra Rate	Specifies a flat rate per thousand to be charged on the policy.
23.	Flat Extra Duration	Specifies the number of years that the flat extra rating will be charged.

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Exhibit F

24.	Direct Face Amount	Specifies the face amount of the benefit issued to the insured before the purchase of any reinsurance.
25.	Reinsured Face Amount	Specifies the face amount of the reinsurance purchased.
26.	Reinsured Amount at Risk	Specifies the net amount at risk for the current year's reinsurance benefits.
27.	Death Benefit Option	Specifies the option used to calculate the policy net amount at risk on Universal Life products, only.
28.	Coverage Maturity or Expiry Date	Specifies the date on which the insurance coverage will cease, based on the type of plan issued to the insured.
29.	Issue Age	From date of issue, the age at which premiums will be charged when the case does not use a rated age.
30.	Rated Age	From the date of issue, the age at which premiums will be charged when the age is increased for substandard reasons, or when the age is an equivalent age for joint products.
31.	Transaction Code	Indicates the specific action that has occurred to cause a policy to appear on the billing or transaction report, such as New Business, Renewal, Lapse, Death etc.
32.	Transaction Effective Date	Specifies the date on which the transaction is applied to the insured's policy.
33.	Standard Premium	The premium to be paid for the reinsured benefit; this must be specified for each benefit provided on a policy record.
34.	Substandard Premium
In the event that a mortality rating has been assigned, this is the substandard portion of the premium to be paid for the reinsured benefit; this must be specified for each benefit provided on a policy record.

35.	Flat Extra Premium	The premium to be paid the reinsurer for any flat extra premiums assigned to the policy.
36.	Fees	Any additional fees to be charged, such as policy fees
37.	Standard Allowance	The allowance to be taken for the reinsured benefit; this must be specified for each benefit provided on a policy record.
38.	Substandard Allowance
In the event that a mortality rating has been assigned, this is the portion of the allowance to be taken for the substandard premium; this must be specified for each benefit provided on a policy record.

39.	Flat Extra Allowance
In the event a flat extra rating has been assigned to the policy, this is the portion of the allowance to be taken on the flat extra premium; this must be specified for each flat extra premium provided on a policy record.

40.	Fee Allowance	The allowance to be taken for any fees paid on the record.

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Exhibit F

lnforce List:

As required, a complete listing of all policy records considered to be in force under this Agreement must also be provided to the Reinsurer (Report #4 in Report Requirements, above). Each record on the lnforce List must contain data elements 1-30, as specified in the above listing of data requirements.

Reporting System:

The system used by the Company to administer its reinsurance is: TAI

The Company will inform the Reinsurer at least one reporting period in advance of any change in the reporting format or data prior to its use in reports to the Reinsurer. The Company will provide the Reinsurer with a test file containing such a change prior to its implementation in the production of reports.

Notification of Acceptance of Facultative Offer:

The Company will promptly advise the Reinsurer of its acceptance of the Reinsurer's underwriting decision pertaining to facultative business by sending notice to the Reinsurer on the next New Business Report, providing the full details of the facultative new business.

Additional Information:

Upon request, the Company will promptly provide the Reinsurer with any additional information related to the Reinsured Policies and which the Reinsurer requires in order to complete its financial statements.

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Exhibit F-1
Swiss Re Life & Health America Inc.
SELF ADMINISTERED REINSURANCE SUMMARY REPORTING FORM

Ceding Company ____________________________________________________       Reinsurer ____________________________

Treaty/Account # ______________________________        Period Experience is for __________________

Coin _____ YRT _____ Mod Co _____ Other _____           Interest Sensitive Yes _____ No _____

Reinsurance Premium Mode:  Monthly _____ Quarterly _____ Annual _____ In Advance _____ In Arrears _____

Reinsurance Reporting Mode:   Monthly _____ Quarterly _____ Annual _____

Contact ___________________________     Date __________________ Phone #

SECTION I - ACCOUNTING
		* * Premiums * *		* * Allowances Other * *			Total
		First Year	Renewal Year	First Year	Renewal Year Benefit
Life
ADB
Waiver of Premium
TOTAL
SECTION II - RESERVE INFORMATION
Amount of Rein (000)		Issue Year	Reserves Reinsured
Life	ADB		Life	ADB	Waiver	Subst'd	Deficiency

SECTION III - POLICY EXHIBIT INFORMATION
			Current Period			Year to Date
			No. of Policies	Amt. of * Rein (000)		No. of Policies	Amt. of * Rein (000)
A.	In force Beg. of Period				A.
	1. New Business	Auto			1. Auto
		Fac			Fac
	2. Conversions/Replacements - On				2.
	3. Reinstatements				3.
	4. Other Increases				4.
	5. Not Takens				5.
	a) Total Inc (1 + 2 + 3 + 4-5)				a)
	6. Death				6.
	7. Conversions/Replacements - Off				7.
	8. Lapses				8.
	9. Surrenders				9.
	10. Expiry				10.
	11. Recapture				11.
	12. Other Decreases				12.
	b) Total Dec (6 + 7 + 8 + 9 + 10 + 11 + 12)				b)
B.	In force End of Period (A + a-b)				B.

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Exhibit F-2

Valuation Reserve for Self-Administered Business Ceded to Swiss Re Life & Health America Inc. from Kansas City Life Insurance Company

In force and Reserves at	200x:
Plan:	Type: SM/NSM/AGGR/TOTAL

In force Reinsured Amount: __________

In force Number of Reinsured Policies: __________

Valuation Reserve as at	200x:

Type	Reserve Amount ( $ )	Reserve Basis (Table, interest rate and method)

Active Life Reserve
Unearned Premium Reserve
Disabled Life Reserve
Liability for Incurred But Not Reported Claims (IBNR)
Liability for Due and Unpaid Claims
Liability for claims in Course of Settlement
Other* * (specify)
Total

* * If credit for deficiency reserves is being taken, please specify under "other".

As the valuation actuary of the above named company I certify that the information above is correct as shown. *
Name:
Signature:
Actuarial Designation:
Title:
Date:

* Required only for Year End Valuation Reserves.

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Exhibit F-3

Tax Reserve Certification for Self Administered Business Ceded to Swiss Re Life & Health America Inc. from Kansas City Life Insurance Company

In force and Reserves at December 31, 200x:

Plan:	Type: SM/NSM/AGGR/TOTAL

In force Reinsured Amount:__________

In force Number of Reinsured Policies:__________

Tax Reserve as at December 31, 200x:

Type	Reserve Amount ( $ )	Reserve Basis (Table, interest rate and method)

Active Life Reserve
Unearned Premium Reserve
Disabled Life Reserve
Liability for Incurred But Not Reported Claims (IBNR)
Liability for Due and Unpaid Claims
Liability for Claims in Course of Settlement
Other* * (specify)
Total

* * If credit for deficiency reserves is being taken, please specify under "other".

As the valuation actuary of the above named company I certify that the information above is correct as shown.
Name:
Signature:
Actuarial Designation:
Title:
Date:

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